UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2007

BLOUNT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11549	63 0780521
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4909 SE International Way, Portland, Oregon		97222-4679
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (503) 653-8881

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 (e). DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS FOR CERTAIN OFFICERS

On October 17, 2007, the Compensation Committee of the Board of Directors of Blount International, Inc. (“Blount” or the “Corporation”) approved the execution and delivery of an Amended and Restated Employment Agreement for Chairman and Chief Executive Officer James S. Osterman. This new agreement replaces the agreement that was amended at the time that Mr. Osterman was elected Chairman on April 19, 2005. The new agreement, which becomes effective January 1, 2008, extends Mr. Osterman’s employment term for an additional two years through January 3, 2010 from the previous December 31, 2007; increases his annual salary to $750,000 from the existing $650,000, which went into effect in March 2007; provides for a minimum annual bonus of $750,000 compared to the previous minimum of $550,000 and adjusts the commencement date for Mr. Osterman’s two-year consulting arrangement from January 1, 2008 to January 4, 2010. Other changes are intended to assure that the document complies with the newly-enacted provisions of Section 409A of the Internal Revenue Code.

The foregoing summary of the material terms of the agreement is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.1 The press release announcing these actions is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Osterman, 69, has been a Director of Blount since 2002, Chairman and Chief Executive Officer since 2005 and previously served as President and CEO from 2002 to 2005. He has been employed by the Corporation or a predecessor since 1959.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1         Amended and Restated Employment Agreement of James S. Osterman dated October 17, 2007

99.1         Press release dated October 22, 2007 issued by Blount International, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLOUNT INTERNATIONAL, INC.
Registrant

/s/ Calvin E. Jenness
Calvin E. Jenness
Senior Vice President and
Chief Financial Officer

Dated: October 17, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement of James S. Osterman dated October 17, 2007

99.1	Press release dated October 22, 2007 issued by Blount International, Inc.